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EXHIBIT 11-1

              CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (Formerly Donaldson, Lufkin & Jenrette, Inc. and Subsidiaries)


                    Computation of Diluted Earnings Per Share
                    (In thousands, except per share amounts)


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

                                                    Three Months Ended        Nine Months Ended
                                                       September 30,             September 30,
                                                    2000         1999         2000       1999
                                                  ---------    ---------    ---------   ---------
CSFB (USA) COMMON STOCK

Weighted Average Common Shares:
    Average Common Shares Outstanding               129,862      125,993      128,387     125,211
    Average Restricted Stock Units Outstanding            0          944          122       1,061
    Average Common Shares Issuable Under
      Employee Benefit Plans                         13,206       11,248       11,513      12,740
                                                  ---------    ---------    ---------   ---------

Weighted Average Common Shares Outstanding          143,068      138,185      140,022     139,012
                                                  =========    =========    =========   =========

Earnings:
     Net Income                                   $  49,800    $ 122,200    $ 457,200   $ 409,500
     Less: Preferred Stock Dividend Requirement       5,289        5,289       15,867      15,867
           Earnings (Loss) Applicable to Common
              Shares-DLJdirect                         (745)        (596)         507        (547)
                                                  ---------    ---------    ---------   ---------

Earnings Applicable to Common Shares              $  45,256    $ 117,507    $ 440,826   $ 394,180
                                                  =========    =========    =========   =========


Diluted Earnings Per Common Share                 $    0.32    $    0.85    $    3.15   $    2.84
                                                  =========    =========    =========   =========

DLJdirect COMMON STOCK

Weighted Average Common Shares:
     Average Common Shares Outstanding               18,400       18,400       18,400      18,400
     Average Common Shares Issuable Under
      Incentive Compensation Plans                        0            0           20           0
                                                  ---------    ---------    ---------   ---------

Weighted Average Common Shares Outstanding           18,400       18,400       18,420      18,400
                                                  =========    =========    =========   =========

Earnings Applicable to Common Shares              $    (745)   $    (596)   $     507   $    (547)
                                                  =========    =========    =========   =========

Diluted Earnings Per Common Share                 $   (0.04)   $   (0.03)   $    0.03   $   (0.03)
                                                  =========    =========    =========   =========

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